AMENDMENT TO THE
                          1995 OMNIBUS INCENTIVE PLAN
                           OF ETEC SYSTEMS, INC.


        On December 2, 1997, ETEC Systems, Inc. adopted certain resolutions amending the 1995 Omnibus Incentive Plan of ETEC Systems, Inc. (the "Plan") to terminate the ability to grant stock appreciation rights ("SARs") under the Plan and to limit the number of shares available for awards as Restricted Shares. Effective as of December 2, 1997 the Plan is amended as follows in items 1-9 and 11-13 to delete all references to SARs and in items 6 and 10 to restrict the award of Restricted Shares:

1. The term last sentence of the second paragraph of Article 1 is amended to read as follows:

        "The Plan provides for Awards in the form of Restricted Shares, Stock Units, or Options (which may constitute incentive stock options or nonstatutory stock options)."

2.      Section 2.2 is amended to read as follows:

            "2.2 "Award" means any award of an Option, a Restricted Share or a Stock Unit under the plan. Awards may be made in any combination of NSO, Restricted Shares, or Stock Units."

3. The last sentence of Section 2.9 is deleted so that the Section 2.9 now reads, in its entirety, as follows:

             "2.9 "Exercise Price," in the case of an Option, means the amount for which one Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement."

4.      The original Section 2.21 is deleted in its entirety.

5.      The original Section 2.22 is deleted in its entirety.

6.      Section 4.1 is amended to read as follows:

             "4.1 Basic Limitation. Shares issued pursuant to the Plan shall be authorized but unissued Shares and Shares acquired in the open market.
The aggregate number of Shares reserved for award as Restricted Shares, Stock Units, and Options shall be 1,975,000 Shares, provided that no more than 10% of the preceding amount may be awarded as Restricted Shares. Any Shares that have been reserved, but not awarded as Restricted Shares, Stock Units, and Options during any calendar year shall remain available for award in any subsequent calendar year. The limitations of this Section 4.1 shall be subject to adjustment pursuant to Article 11."

7.      Section 4.2 is amended to read as follows:

             "4.2    Additional Shares.  If Stock Units or Options are
forfeited or if Options terminate for any other reason before being exercised, then such Stock Units or Options shall again become available for Awards under the Plan. If Restricted Shares are forfeited before any dividends have been paid with respect to such Restricted Shares, the such Restricted Shares shall again become available for Awards under the Plan. In addition, any shares previously issued under the Plan and repurchased by the Company shall again become available for Awards under the Plan."

8.      Section 4.3 is amended to read as follows:

             "4.3 Dividend Equivalents. Any dividend equivalents distributed under the Plan shall not be applied against the number of Restricted Shares, Stock Units, or Options available for Awards, whether or not such dividend equivalents are converted into Stock Units."

9.      The original Article 8 is deleted in its entirety.

10. A second sentence is added to Section 8.1 so that Section 8.1 now reads, in its entirety, as follows:

             "8.1 Time, Amount and Form of Awards. Awards under the Plan may be granted in the form of Restricted Shares, in the form of Stock Units, or in any combination of both. The amount of the Restricted Shares granted is limited to 10% of the Shares available for awards under Section 4.1."

11.     Section 10.1 is amended to read as follows:

             "10.1 Adjustments. In the event of a subdivision of the outstanding Shares, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Shares (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, a spinoff or a similar occurrence, the Committee shall make such adjustments as it, in its sole discretion, deems appropriate in one or more of (a) the number of Options, Restricted Shares and Stock Units available for future Awards under Article 4, (b) the number of Stock Units included in any prior Award which has not yet been settled, (c) the number of Shares covered by each outstanding Option or (d) the Exercise Price under each outstanding Option. Except as provided in this Article 11, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend, or any other increase or decrease in the number of shares of stock of any class."

12.     The first sentence of Section 10.2 is amended to read as follows:

        "In the event that the Company is a party to a merger or other reorganization, outstanding Options, Restricted Shares an Stock Units shall be subject to the agreement of merger or reorganization."

13.     The second sentence of Section 14.1 is amended to read as follows:

        "An Option may be exercised during the lifetime of the Optionee only by him or her or by his or her guardian or legal representative."


        To record the adoption of this Amendment to read as set forth herein, effective as of December 2, 1997, the Company has caused its authorized officer to execute the same.

                                                            ETEC SYSTEMS, INC.


                                                            Name:
                                                            Title:

Date: